Contact:
Stellar Pharmaceuticals Inc.	-OR-	Arnold Tenney, Chairman
Peter Riehl, President & CEO		(416) 587-3200
(800) 639-0643
(519) 434-1540

Stellar Pharmaceuticals Announces 2007 Second Quarter Financial Results and Uracyst® Updates

Company to Hold Conference Call Wednesday August 15, 2007 at 11:00 AM ET

LONDON, ONTARIO--(MARKETWIRE)--Aug 15, 2007 -- Stellar Pharmaceuticals Inc. (TSX VENTURE:SLX.V) (OTCBB:SLXCF.OB) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the second quarter ended June 30, 2007. All amounts in this press release are in Canadian dollars, rounded to the nearest hundredth dollar and are the result of the use of U.S. generally accepted accounting principles.

Update on Uracyst progress in United States Market

Peter Riehl President & CEO of Stellar is pleased to announce that Watson is in the process of conducting a Canadian-based, placebo controlled, pilot clinical study in interstitial cystitis patients, which is expected to end in early 2008. The results of this study will be utilized in designing the pivotal Phase III safety and efficacy trial, slated to commence in 2008, the data from which will be submitted to FDA in support of marketing approval.

Update on Uracyst® in European Market

In December 2001, Stellar entered into a strategic licensing agreement with G. Pohl-Boskamp GmbH & Co. ("Pohl-Boskamp") for the sale of Uracyst products in Europe. In December of 2003, Pohl-Boskamp received approval to begin selling Uracyst in Europe. However, the Company has not been satisfied with the sales progress to date in these territories.  Therefore, Stellar has terminated its license agreement with Pohl-Boskamp. Pohl-Boskamp is disputing the basis on which the Company terminated the agreement and the consequences that result from such termination. Although no formal proceedings have been commenced by either party, the parties have agreed to attend mediation in September 2007 in an effort to resolve the dispute.

Update on Uracyst in China

In September 2005, the Company entered into a licensing agreement with Shanghai Ya Jun Medical for the sale of Uracyst in China.  All product specifications have been approved by the Chinese regulatory body ("SFDA") with the final document submission delivered to the SFDA in June 2007.  Although it can not be certain, final approval is anticipated to be signed by the SFDA in August or September 2007.

Second Quarter 2007 Financial Results and Review

Total revenues, from all sources, which include product sales, royalty and licensing revenues, for the three months ended June 30, 2007 were $554,500, an increase of 25.9% compared to revenues for the same period for 2006 of $440,300. NeoVisc sales were up 27.8% versus the same quarter for 2006 as the overall viscosupplement market rebounded in the second quarter as predicted. International sales for NeoVisc were up by 264.7% for the quarter as demand for NeoVisc has increased in our current markets.

Uracyst sales have grown 21.2% in the second quarter compared to the same quarter of 2006 and sales for the six month period ended June 30, 2007 are up 16.6% compared to the same period of 2006 as hospitals sales continue to grow.

BladderChek sales continue at a slower pace as reimbursement issues continue to be a road block.  More clinics and physicians are starting to sell the product directly to patients as they feel BladderChek is an effective tool to improve bladder cancer diagnosis.

For the six month period ending June 30, 2007 total revenues increased 9.9% to $974,200 compared to $886,200 in the same period for 2006.

Gross profit for the three month period ended June 30, 2007 increased 22.3% to $436,200 compared to $356,600 for the same period in 2006. The Company’s net loss for the quarter was reduced by 61.7% to $88,900 compared to a loss of $232,300 in 2006 as the Company keeps its focus on revenue growth and cost effective expenditures. Cost of goods sold for the three-month period ended June 30, 2007, was $118,300 or 25.4% of product sales compared to $83,700 or 24.8% of product sales in 2006.

Gross profit for the six month period ended June 30, 2007 increased by 9.1% to $732,600 compared to 671,700 for the same period in 2006. Stellar’s net loss for the first half of 2007 was reduced by 40.3% to $350,000 compared to $586,400 for the same period in 2006.

 Stellar's balance sheet at June 30, 2007 included $3.1 million in cash and cash equivalents with no debt.

Conference Call

Management will conduct a conference call on August 15, 2007 at 11:00 a.m. Eastern Time to discuss these results. Interested parties may participate in the call by dialing 866-542-4238 (in the United States) or 416-641-6125 (in Canada) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Stellar Pharmaceuticals Conference Call.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

STELLAR PHARMACEUTICALS INC.

CONDENSED BALANCE SHEETS

(Canadian Funds)

	As at	As at
	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
ASSETS
CURRENT
Cash and cash equivalents	$3,080,672	$3,515,193
Accounts receivable, net of allowance $0 (2005 - $0)	212,672	199,704
Inventories	222,080	274,597
Prepaid, deposits and sundry receivables	63,458	55,407
	3,578,882	4,044,901
PROPERTY, PLANT AND EQUIPMENT	782,816	853,818
OTHER ASSETS	50,537	49,691
PROMISSORY NOTE	17,045	-
	$4,429,280	$4,948,410
LIABILITIES
CURRENT
Accounts payable	$146,200	$226,026
Accrued liabilities	36,436	135,198
Deferred revenues	-	1,500
	182,636	362,724
SHAREHOLDERS' EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited Non-voting, convertible, redeemable and retractable preferred shares with no par value	8,303,054	8,299,554
Unlimited Common Shares with no par value	117,400	513,990
ISSUED
23,822,540 Common shares (2006 - 23,819,040)	605,360	201,322
Paid-in capital options - outstanding	(4,779,170)	(4,429,180)
- expired	4,246,644	4,585,686
DEFICIT	$4,429,280	$4,948,410

STELLAR PHARMACEUTICALS INC.

CONDENSED INTERIM STATEMENTS OF OPERATIONS AND DEFICITS

(Canadian Funds)

(Unaudited)

	For the Three Month		For the Six Month
	Period Ended June 30		Period Ended June 30
	2007	2006	2007	2006
PRODUCT SALES	$466,624	$336,828	$795,555	$693,480
COST OF GOODS SOLD	118,323	83,707	221,455	214,477
MARGIN ON PRODUCT SOLD	348,301	253,121	574,100	479,003
ROYALTY AND LICENSING REVENUES	87,851	103,454	178,616	192,719
WRITE-DOWN OF OBSOLETE INVENTORY	-	-	(20,145)	-
GROSS PROFIT	436,152	356,575	732,571	671,722
EXPENSES
Selling, general and administrative	496,986	493,368	1,009,770	1,079,596
Research and development	18,876	67,716	57,488	123,493
Amortization	40,618	38,954	81,060	78,351
	556,480	600,038	1,148,318	1,281,440
LOSS FROM OPERATIONS	(120,328)	(243,463)	(415,747)	(609,718)
INTEREST AND OTHER INCOME	31,728	11,136	65,757	23,347
NET LOSS FOR THE PERIOD	(88,600)	(232,327)	(349,990)	(586,371)
DEFICIT, beginning of period	(4,690,570)	(6,038,449)	(4,429,180)	(5,684,405)
DEFICIT, end of period	$(4,779,170)	$(6,270,776)	$(4,779,170)	$(6,270,776)
LOSS PER SHARE	$(0.00)	$(0.01)	$(0.02)	$(0.02)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	23,822,078	23,494,283	23,820,568	23,483,367